EXHIBIT 99.1

                                FOR IMMEDIATE RELEASE

                                Contact: Investor Relations

                                Telephone: 712.732.4117

META FINANCIAL GROUP, INC. ® INCREASES REPORTED EARNINGS FOR FIRST, SECOND, AND THIRD QUARTERS OF FISCAL YEAR 2007

STORM LAKE, IOWA — (November 13, 2007)  Meta Financial Group, Inc. (NASDAQ-Global Market:  “CASH”) (the “Company”) reported today that the Audit Committee of its Board of Directors has determined to restate its earnings results for the first three quarters of Fiscal Year 2007.  The restatements, which produced an earnings increase for each of the three quarters, relates to fee income which was not properly recognized on a portfolio of prepaid gift cards.  In total, FY07 year-to-date net income through June 30, 2007 increased by $397,000, or $0.16 per diluted share, from a loss of $239,000, or $0.10 per diluted share, to net income of $158,000, or $0.06 per diluted share.

The following table shows the breakdown of the restatement by quarter.  Dollars are presented in thousands, except per share amounts.

	As Previously Reported		Restated		Change
	Net Income / (Loss)	Diluted EPS	Net Income / (Loss)	Diluted EPS	Net Income	Diluted EPS
For the quarter ended December 31, 2006	$(3,254)	$(1.30)	$(3,141)	$(1.25)	$113	$0.05
For the quarter ended March 31, 2007	603	0.23	735	0.28	132	0.05
For the quarter ended June 30, 2007	2,412	0.91	2,564	0.96	152	0.05
Year to Date	$(239)	$(0.10)	$158	$0.06	$397	$0.16	*

*Quarterly EPS changes do not sum to nine month total due to the inclusion of the dilutive effect of common stock equivalents in the restated nine month EPS calculation.

During the first three quarters of Fiscal Year 2007, maintenance fees were charged to and collected from holders of prepaid gift cards, which were issued through the Company’s network of agent financial institutions.  Due to human error, these fees were not recognized as income in the appropriate periods.  The error was discovered and corrected in September 2007.  Furthermore, procedures have been implemented to prevent such error from reoccurring.

The Audit Committee of the Board of Directors met on November 13, 2007, and, in consultation with the Company’s independent auditors, made a determination that the previously issued financial statements for the first three quarters of Fiscal Year 2007 could no longer be relied upon.   The Audit Committee approved the issuance of restated financial statements for the periods in question.  The restatement will be reflected in the Company’s amended quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2006,  March 31, 2007, and June 30, 2007, which the Company expects to file promptly.  The Audit Committee also concluded that there was no material impact on the Company’s previous financial statements.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company®.  MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid debit card division.  MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market.  Fifteen banking offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company may from time to time make written or oral “forward-looking statements,” including statements contained in this release and in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release.  These statements include those related to the restatement described above.  Actual events or results may differ materially from the company’s expectations.  Our financial results and the trading price of our securities may be affected as a result of the restatement and any subsequent determinations by governmental or other regulatory bodies as a result of this process.

These forward-looking statements also may include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems® division; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users;  the impact of changes in financial services laws and regulations; technological changes; acquisitions; litigation; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive.  Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC.  The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.